EXHIBIT 10.3

SUPPORT AGREEMENT

Board of Directors	September 18, 2008
First Chester County Corporation
9 North High Street
West Chester, PA 19381

RE:                              Franklin Financial Services Corporation
Support Agreement (this “Support Agreement”)

Dear Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and among, First Chester County Corporation (“Parent”), First National Bank of Chester County (“Parent Bank”) and American Home Bank, National Association (“AHB”) (the “Merger Agreement”).

Intending to be legally bound hereby, Franklin Financial Services Corporation (“Franklin”), represents, warrants, covenants and agrees as follows:

1.                                       Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement and the term “Franklin” as used in this Agreement shall be deemed to include any Subsidiary (as that term is used in the Merger Agreement), successor, assignee, transferee or controlled business entity of Franklin.

2.                                       Franklin represents, warrants, covenants and agrees that neither it nor any of its Subsidiaries or controlled business entities (i) beneficially own, hold or control (as defined in Rule 13d-3 of the Exchange Act) shares of Parent Common Stock as of the date of this Support Agreement; (ii) will directly acquire any shares of Parent Common Stock prior to the Effective Date of the Merger Agreement; and (iii) other than as provided in the Investment Letter Agreement, dated April 26, 2001, by and between AHB and Franklin and the Agreement, dated July 10, 2007, by and among Franklin, AHB and certain other persons, relating to American Construction Mortgage, Inc., hold or own, directly or indirectly, any options, warrants or other securities convertible to the common stock of AHB or any other form of capital stock of AHB.

3.                                       On the Effective Date of the Merger, the Investment Letter Agreement, dated April 26, 2001, by and among Franklin and AHB will terminate and became null and void.

4.                                       Covenants of Franklin

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(a)                                  Until the earlier of (1) May 1, 2009, (2) the date of the AHB shareholders meeting to approve the Merger Agreement, or any adjournment thereof, if and only if the AHB shareholders do not approve the Merger Agreement at such meeting, or (3) termination of the Merger Agreement in accordance with its terms, Franklin shall not, without the written consent of Parent (i) directly or indirectly sell, encumber or otherwise transfer any of the AHB Shares owned by Franklin or cause or permit any of the AHB Shares owned by Franklin to be sold or otherwise transferred; (ii) negotiate, or have discussions or contact with any third party other than Parent regarding the sale or transfer of the AHB Shares owned by Franklin; (iii) enter in any agreement to sell, exchange or transfer any of the AHB Shares owned by Franklin; or (iv) purchase any Parent Common Stock or AHB Common Stock.

(b)                                 Until the earlier of (1) May 1, 2009, (2) the date of the AHB shareholders meeting to approve the Merger Agreement, or any adjournment thereof, if and only if the AHB shareholders do not approve the Merger Agreement at such meeting, or (3) the termination of the Merger Agreement in accordance with its terms, Franklin shall not, without the written consent of Parent, exercise, sell or assign any Warrants, options or securities convertible into shares of AHB Common Stock owned by Franklin.

5.                                       Franklin  hereby  represents  and  warrants that  Franklin or  a Subsidiary  of Franklin owns of record and beneficially (as defined in Rule 13d-3 under the Exchange Act), good and valid title to all of the shares of the capital stock of AHB and warrants to acquire shares of capital stock of AHB, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of AHB owned by Franklin.  For purposes hereof, the shares of capital stock of AHB and the warrants to acquire shares of capital stock of AHB set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by AHB, shall be referred to herein as the “Stock”.

6.                                       Franklin will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the AHB shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

7.                                       Franklin will not, nor will Franklin permit any Person under Franklin’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Support Agreement.

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8.                                       Until the first anniversary date of the Effective Date of the Merger Agreement, during each of the four successive three month periods commencing on the Effective Date of the Merger, Franklin shall not, without prior written notice to Parent (i) directly or indirectly sell, encumber or otherwise transfer more than 30,000 of the shares of Parent Common Stock received by Franklin in exchange for the AHB Shares owned by Franklin (the “Exchanged Stock”) or cause or permit such number of shares of the Exchanged Stock to be sold or otherwise transferred; or (ii) enter into any agreement to sell, exchange or transfer more than such number of shares of the Exchanged Stock.

9.                                       Irreparable damage would occur in the event any of the provisions of this Support Agreement were not performed in accordance with the terms hereof and, therefore, Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity which it may be entitled.

10.                                 The execution and delivery of this Agreement by Franklin does not, and the performance of Franklin of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, any contract, commitment or agreement, to which Franklin is a party or by which Franklin is bound.

11.                                 Franklin understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Franklin’s execution, delivery and performance of this Support Agreement.

FRANKLIN FINANCIAL SERVICES CORPORATION

/s/ William E. Snell, Jr.
By: William E. Snell, Jr.
Title: President and CEO

ACKNOWLEDGED AND AGREED:

FIRST CHESTER COUNTY CORPORATION

/s/ John A. Featherman, III
By: John A. Featherman, III
Title: Chairman and Chief Executive Officer

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EXHIBIT A

356,708 shares of Common Stock (subject to passivity commitments made to the Federal Reserve)

20,000 Warrants